FOURTH AMENDMENT TO AND ASSIGNMENT OF LEASE

    THIS FOURTH AMENDMENT TO AND ASSIGNMENT OF LEASE (this “Amendment”) is made and entered into as of the 22nd day of December, 2010 (the “Effective Date”), by and among CABOT II -– IL1W02—W03, LLC, a Delaware limited liability company (“Landlord”), HAEMOSCOPE CORPORATION, a Massachusetts corporation (“Existing Tenant”), and HAEMONETICS CORPORATION, a Massachusetts corporation (“New Tenant” or “Tenant”).

WITNESSETH:

    WHEREAS, Landlord’s predecessor-in-interest, and Haemoscope Corporation, an Illinois corporation (“Original Tenant”), entered into a certain Industrial/Office Building Lease dated as of March 23, 2004, as amended by a certain First Amendment to Lease dated as of June 10, 2004 (the “First Amendment”), as further amended by a certain Second Amendment to Lease dated as of June 5, 2007, and as further amended by a certain Third Amendment to and Assignment of Lease (the “Third Amendment”) dated as of November 19, 2007 (as amended, the “Lease”), pursuant to which Existing Tenant leases certain premises consisting of approximately 16,748 rentable square feet (the “Premises”) in the building commonly known as Howard Commons, 6201 West Howard Street, Niles, Illinois (the “Building”); and

WHEREAS, pursuant to letter dated March 23, 2006, Landlord consented to the assignment of the Lease from Original Tenant to Haemoscope, Inc. [Corporation], a Delaware corporation (“HC”), in connection with the merger of Original Tenant into HC (with HC as the surviving entity). Further, as described in the Third Amendment, Landlord further consented to assignment of the Lease from HC to Huron Acquisition Corporation, a Massachusetts corporation. By Articles of Amendment filed with the Massachusetts Secretary of State on November 21, 2007, Huron Acquisition Corporation changed its name to Haemoscope Corporation, a Massachusetts corporation, which entity is currently the “Tenant”; and

WHEREAS, Existing Tenant desires to assign the Lease to New Tenant and New Tenant desires to assume the Lease (the “Lease Assignment”);

WHEREAS, Landlord and Tenant have agreed to extend the Term of the Lease for a period of one (1) year, pursuant to the terms hereof; and

WHEREAS, Landlord, Existing Tenant, and Tenant desire to memorialize their understanding and modify the Lease consistent therewith.

NOW, THEREFORE, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord, Existing Tenant, and Tenant hereby agree as follows:

1.    Assignment and Assumption. As of the Effective Date, Existing Tenant hereby assigns to New Tenant all of its right, title and interest to the Lease, and New Tenant hereby assumes all of Original Tenant’s right, title and interest to the Lease. From and after the

Effective Date, the “Tenant” under the Lease shall mean New Tenant, with a principal place of business at 400 Wood Road, Braintree, Massachusetts 02184”, which address shall be Tenant’s address for purposes of providing notices under the Lease.

    2.     Term. (a) Notwithstanding anything to the contrary contained in the Lease, the Term of the Lease will expire on July 31, 2012.

        (b)     The Lease is amended by deleting in its entirety without replacement Paragraph 2(D) of the First Amendment.

        (c)     The Lease is amended by adding the following as a new Section 2.07 to Exhibit D, First Addendum to the Lease:

            “2.07 Extension Term. Provided Tenant is not in monetary default under this Lease, and Tenant is not otherwise in default hereunder beyond any applicable notice and cure period at the time an option may be exercised and at the time the Extension Option (as defined below) commences, Landlord grants to Tenant one option (the “Extension Option”) to extend this Lease with respect to all of the Premises for one additional period of one (1) year (the “Extension Period”). The Extension Option may be exercised by Tenant delivering written notice (the “Extension Notice”) to Landlord at least six (6) months prior to the expiration of the Lease Term (i.c., no later than January 31, 2012). In the event that Tenant fails timely to give such notice to Landlord, this Lease shall automatically terminate at the end of the Lease Term, and Tenant shall have no option to extend the Lease Term. Time is of the essence in the exercise of the Extension Option.

The rate of Base Rent (the “Extension Rental Rate”) for the Extension Period shall be equal to one hundred percent of the then current market rental rate at the Building charged by Landlord, taking into account all relevant factors. Not later than thirty (30) days following Landlord’s receipt of the Extension Notice, Landlord shall provide Tenant with Landlord’s good faith estimate (“Landlord’s FMV Notice”) of such Extension Rental Rate. Tenant shall have fifteen (15) days from its receipt of Landlord’s FMV Notice to notify Landlord whether Tenant accepts or rejects Landlord’s determination of the Extension Rental Rate. If Tenant is unwilling to accept Landlord’s determination of the Extension Rental Rate as set forth in Landlord’s FMV Notice, and if the parties are unable to reach agreement thereon within thirty (30) days after the delivery of Tenant’s notice to Landlord rejecting such rental determination, then the Extension Option shall lapse, the Lease shall automatically terminate at the end of the Term and Tenant shall have no further option to extend the term of this Lease.

Landlord and Tenant shall execute an amendment to this Lease within thirty (30) days after the determination of the Extension Rental Rate, which amendment shall set forth the extended Lease Term and the Extension Rental Rate. Except for the change in the rate of Rent, the Extension Period shall be subject to all of the terms and conditions of this Lease and the Premises shall be delivered in their then “as is” condition at the time the Extension Period commences.

Neither any option granted to Tenant in this Lease or in any collateral instrument to renew or extend the Lease Term, nor the exercise of any such option by Tenant, shall prevent Landlord from exercising any option or right granted or reserved to Landlord in this Lease or in any collateral instrument or that Landlord may otherwise have, to terminate this Lease or any renewal or extension of the Lease Term either during the original Lease Term or during the renewed or extended Term. Any renewal or extension right granted to Tenant shall be personal to Tenant and may not be exercised by any assignee, subtenant or legal representative of Tenant. Any termination of this Lease shall serve to terminate any such renewal or extension of the Lease Term, whether or not Tenant shall have exercised any option to renew or extend the Lease Term. No option granted to Tenant to renew or extend the Lease Term shall be deemed to give Tenant any further option to renew or extend.”

3.     Base Rent. The Lease is amended by deleting the last line of the Base Rent schedule added to the Lease by paragraph 3 of the Third Amendment and replacing such line as follows (such Base Rent to continue to be paid to Landlord in monthly installments on the first day of each month in advance, without offset, deduction or prior demand, and as otherwise set forth in the Lease):

Time Period	Annual Base Rent	Monthly Base Rent
8/1/10 —2/28/11	$139,175.88	$11,597.99
3/1/2011	$142,358.00	$11,863.17”

4.     Base Year. Notwithstanding the provisions of the Lease to the contrary, effective as of March 1, 2011, “Base Amount Taxes” shall be an amount equal to Tenant’s Proportionate Share of Taxes for the 2011 calendar year, and “Base Amount Expenses” shall be an amount equal to Tenant’s Proportionate Share of Expenses for the 2011 calendar year. Commencing on March 1, 2011, Tenant’s payment of Additional Rent shall be computed based on the Base Amount Taxes and Base Amount Expenses described in this Fourth Amendment.

5.    Heating and Air Conditioning. Tenant acknowledges and agrees that since the commencement of the Term, the HVAC serving the Premises has been, is, and will continue to be controlled by Tenant and separately metered. All utility bills of any type related to the such Premises HVAC system shall be paid for by Tenant pursuant to Section 5 of the Lease.

6.     Brokers. Tenant represents and warrants that it has dealt with no broker, agent, or other person in connection with this transaction, other than Colliers International and Studley, Inc. (collectively, the “Broker”), and that no other broker, agent or other person brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. Landlord shall be solely responsible for any commissions or fees due the aforementioned Brokers in connection with this Amendment. The provisions of this paragraph shall survive the termination of the Lease.

7.     No Other Amendments. In all other respects, the terms and provisions of the Lease are ratified and reaffirmed hereby, are incorporated herein by this reference and shall be binding upon the parties to this Amendment.

8.     Definitions. All capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Lease.

9.     Conflicts. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Amendment shall be resolved in favor of the terms and provisions of this Amendment.

10.     Execution. The submission of this Amendment shall not constitute an offer, and this Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. Tenant represents and warrants for itself that all requisite organizational action has been taken in connection with this transaction, and the individual signing this Amendment on behalf of Tenant represents and warrants that he/she has been duly authorized to bind the Tenant by his/her signature.

11.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Additionally, telecopied or e-mailed signatures may be used in place of original signatures on this Amendment. Tenant and Landlord intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the teleeopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed, under seal, in multiple copies, each to be considered an original hereof, as of the day and year first above written.

LANDLORD:

CABOT II- ILIWO2-W03, LLC

By: Cabot Industrial Value Fund II Operating Partnership, L.P.

By:         [Graphic appears here]
Name: Stephen P. Vallarelll
Title: Senior Vice President

EXISTING TENANT:
HAEMOSCOPE CORPORATION, a Massachusetts corporation

By:          [Graphic appears here]
Name: Christopher Lindop
Title: President

NEW TENANT:
HAEMONETICS CORPORATION, a Massachusetts corporation

By:          [Graphic appears here]
Name: Christopher Lindop
Title: CFO